EXHIBIT 23(a)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-101638 and 333-122110) pertaining to the various stock option, employee stock purchase, and other stock incentive plans of our reports dated August 14, 2009, with respect to the consolidated financial statements of Neogen Corporation and the effectiveness of internal control over financial reporting of Neogen Corporation included in this Annual Report (Form 10-K) for the year ended May 31, 2009.

/s/ Ernst & Young LLP

Grand Rapids, Michigan

August 14, 2009